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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Concept Series, Baby Boom Economy Portfolio 2000 Growth & Income Series A, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-33410 of our report dated April 19, 2000 relating to the Statement of Condition of Equity Investor Fund, Concept Series, Baby Boom Economy Portfolio 2000 Growth & Income Series A, Defined Asset Funds and to the reference to us under the heading "How the Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 19, 2000